Registration No. 333-

As filed with the Securities and Exchange Commission on June 8, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERLINK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	77-0056625 (I.R.S. Employer Identification No.)
48389 Fremont Boulevard, Suite 110, Fremont, CA (Address of Principal Executive Offices)	94538 (Zip Code)

Interlink Electronics, Inc. 2026 Omnibus Incentive Plan

(Full title of the plan)

Steven N. Bronson

Chief Executive Officer

Interlink Electronics, Inc.

48389 Fremont Boulevard, Suite 110

Fremont, CA 94538

(Name and address of agent for service)

(510) 244-0424

(Telephone number, including area code, of agent for service)

Copies to:

John McIlvery, Esq.

Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 21st Floor
Sherman Oaks, CA 91403

(818) 444-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in this Item 1 will be sent or given to participants in the Registrant’s 2026 Omnibus Incentive Plan (the “2026 Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registration Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to participants in the 2026 Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written or oral request to: Interlink Electronics, Inc., Attn: Secretary, 48389 Fremont Boulevard, Suite 110 Fremont, CA 94538, Telephone Number: (510) 244-0424.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 26, 2026 (File No. 001-37659);

•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on May 14, 2026 (File No. 001-37659);

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on March 26, 2026 (other than Item 2.02 and Exhibit 99.1) (File No. 001-37659);

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on May 20, 2026 (File No. 001-37659); and

•	The description of the Registrant’s common stock as set forth in Exhibit 4.2 titled “Description of Securities” on the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 25, 2024 (File No. 001-37659), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement (such documents, and the documents listed above, hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Nevada Law

We are a Nevada corporation and, as such, we are subject to the provisions of the Nevada Revised Statutes (the “NRS”), which govern indemnification of officers and directors and related matters.

Section 78.138 of the NRS provides that a director or officer will not be individually liable to the corporation, its stockholders or its creditors for damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. NRS 78.7502 also permits indemnification in actions by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, subject to certain limitations.

Section 78.751 of the Nevada Revised Statutes provides that a Nevada company must indemnify any director, officer, employee or agent to the extent such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in NRS 78.7502, or in defense of any claim, issue or matter therein, against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Section 78.751 of the Nevada Revised Statutes also permits a Nevada company to pay the expenses of directors and officers in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the company has the authority to indemnify him or her against such liability and expenses.

Articles of Incorporation

Our articles of incorporation provide that no director shall be personally liable to Interlink or its stockholders for monetary damages for conduct as a director, provided that the articles do not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the NRS. No amendment to the NRS that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission that occurs prior to the effective date of the amendment.

Our articles of incorporation also provide that we must indemnify and hold harmless each of our directors and officers to the fullest extent not prohibited by the NRS, who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the company), by reason of the fact that such person is or was a director, officer, employee or agent of the company or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the company, or serves or served at the request of the company as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. We must pay for or reimburse the reasonable expenses incurred by any such current or former director or officer in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under our articles of incorporation and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under our articles of incorporation.

Other Matters

Our policy is to enter into separate indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and executive officers under the NRS and also to provide for certain additional procedural protections. We also maintain directors and officers insurance to insure such persons against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, the following exhibits are filed as part of this Registration Statement:

Exhibit No.	Exhibit Description

4.1	Articles of Incorporation of the Registrant as filed in Nevada on June 18, 2012. Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10 (File No. 000-21858) filed with the Commission on February 17, 2016.
4.2	Bylaws of the Registrant. Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10 (File No. 000-21858) filed with the Commission on February 17, 2016.
4.2.1	Amendment to Bylaws of the Registrant. Incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10 (File No. 000-21858) filed with the Commission on February 17, 2016.
5.1	Opinion of Legal Counsel.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Legal Counsel (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page to this Registration Statement).
99.1	Interlink Electronics, Inc. 2026 Omnibus Incentive Plan. Incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-37659) filed on April 2, 2026.
107	Filing Fee Table.

Item 9. Undertakings.

A.            The undersigned Registrant hereby undertakes:

(1)            to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)            to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement, and

(iii)            to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)            that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)            to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on June 8, 2026.

INTERLINK ELECTRONICS, INC.
(Registrant)

By:	/s/ Steven N. Bronson
Steven N. Bronson Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Steven N. Bronson and Ryan J. Hoffman as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven N. Bronson	Chief Executive Officer, President and Chairman
Steven N. Bronson	of the Board of Directors (Principal Executive Officer)	June 8, 2026

/s/ Ryan J. Hoffman	Chief Financial Officer and Secretary
Ryan J. Hoffman	(Principal Financial and Accounting Officer)	June 8, 2026

/s/ Maria N. Fregosi
Maria N. Fregosi	Director	June 8, 2026

/s/ Joy C. Hou
Joy C. Hou	Director	June 8, 2026

/s/ David J. Wolenski
David J. Wolenski	Director	June 8, 2026